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                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 11

             Statement Regarding Computation of Earnings Per Share

                 (Amounts in thousands, except per share data)

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                                                                                                   PRO FORMA
                                                                                                 Three Months
                                                                   Three Months Ended               Ended
                                                                        March 31,                  March 31,
                                                                 -------------------------       -----------
                                                                  1998              1997             1997
                                                                 -------           -------       -----------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
STOCKHOLDERS, as reported                                        $(3,142)          $   418          $ (261)

     Dividends on preferred stock                                    274               300               -

     Accretion to redemption value of preferred stocks and
     warrants                                                      2,055                81               -
                                                                 -------           -------          ------
Pro forma income (loss) attributable to common stockholders      $  (813)          $   799          $ (261)
                                                                 =======           =======          ======

Pro forma Basic Earnings Per Share:

     Common stock outstanding                                      4,638               768             768

     Preferred stock conversion                                      940               925             925

     Warrant conversion                                              242               259             259
                                                                 -------           -------          ------
          Total weighted average shares outstanding                5,820             1,952           1,952
                                                                 =======           =======          ======

Pro forma income (loss) per share attributable to common
stockholders                                                     $ (0.14)          $  0.41          $(0.13)
                                                                 =======           =======          ======

Pro forma Diluted Earnings Per Share:

     Common stock outstanding                                      4,638               768             768

     Preferred stock conversion                                      940               925             925

     Warrant conversion                                              242               259             259

     Common stock equivalents                                          -                69               -
                                                                 -------           -------          ------
          Total weighted average shares outstanding                5,820             2,021           1,952
                                                                 =======           =======          ======
Pro forma income (loss) per share attributable to common
stockholders                                                     $ (0.14)          $  0.40          $(0.13)
                                                                 =======           =======          ======
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